Exhibit 10.11

WideOpenWest, Inc.
7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

May 19, 2020

Ms. Shannon Campain

Re:Letter Agreement of Employment

Dear Ms. Campain:

The purpose of this letter is to formalize the terms and conditions of your employment, and your employment relationship, with WideOpenWest, Inc. (“WOW” and together with its subsidiaries, the “Company”).  Your execution of this letter (this “Agreement”), which will be deemed effective as of the date of this letter with your employment to commence on June 15, 2020 (the “Commencement Date”), will represent your acceptance of all of the terms set forth below. We are pleased to present this offer to you for your consideration.

Nature of Agreement and Relationship:  This Agreement does not represent an employment contract for any specified term.  Your employment relationship thus will remain “at-will,” meaning that, subject to the terms hereof, the Company may terminate your employment without Cause (as defined below) upon 14 days prior notice; provided that the Company may terminate your employment at any time for Cause without notice.  You may terminate your employment with 14 days’ prior notice.

Job Title and Duties: Your job title will be Chief Commercial Officer and you will be expected to devote all of your business time and efforts to the performance of the duties and responsibilities normally associated with this position, including those that will from time-to-time be assigned to you by the Chief Executive Officer and any others within the Company to whom she may delegate from time to time. Notwithstanding the foregoing, you will be permitted to serve on the boards of directors of charitable organizations and perform charitable activities that do not interfere in any material manner with your duties under this Agreement.

Salary and Bonuses: Your annual base salary for fiscal year 2020 (“Base Salary”) is $400,000 which shall be subject to periodic review and adjustment in the sole discretion of the Company. You will be paid in accordance with the Company’s normal payroll policies and practices, with all applicable deductions being withheld from your paychecks. In addition to this Base Salary, you will be eligible for an annual performance bonus with a target bonus opportunity of 60% of Base Salary pro-rated in 2020 to the Commencement Date, pursuant to formulas that may be established by the Company in its sole discretion, and communicated to you upon their establishment. Such formulae will be based upon a variety of factors, including but not limited to, the attainment of the Company’s annual budgeted EBITDA, and such other factors and performance metrics as the Company may also take into consideration, in its sole discretion, achievement of budgeted customer retention and acquisition and customer satisfaction ratings.

Annual Equity Grants: You will receive a restricted stock award for 2020 on June 30, 2020 (the “2020 RSA Award”) under the 2017 WideOpenWest, Inc. Omnibus Incentive Plan, or such other equity incentive plan as may be in effect from time to time, pro-rated to the Commencement Date, with an aggregate award date target fair market value (before pro-ration and based upon the closing price of the restricted stock on the last trading day of June, 2020) of not less than $680,000 (being equivalent to 1.70 times your Base Salary). The 2020 RSA Award shall time-vest twenty five percent (25%) on each of the first, second, third, and fourth anniversaries of the 2020 RSA award date of June 30, 2020.  You will be eligible for subsequent annual RSA awards (which will be documented in corresponding award agreements between the Company and you), with the specific terms and conditions of such RSAs subject to the discretion of the Compensation Committee.

Reimbursement of Expenses: The Company will reimburse you for all reasonable expenses you incur in the course of performing your duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Employee Benefits: You will be entitled to participate in all employee benefits plans or programs offered to executives of the Company (the “Benefits Plans”), including insurance programs, vacation and other leave benefits, savings, deferred compensation or retirement plans, merchandise discounts and business expense procedures. Plan documents setting forth terms of certain of the Benefits Plans are available upon request. Your execution of this Agreement represents your acknowledgement and understanding that the plan documents control all questions of interpretation of applicable Benefits Plans, and that the Benefits Plans are subject to modification or termination by the Company at any time, at its sole discretion.

Severance: Upon your termination of employment by the Company without “Cause” or for “Good Reason,” (together a “Qualifying Termination”) each as defined below, but subject to your performance of all postemployment obligations set forth in this Agreement and execution and non-revocation of a release of claims reasonably satisfactory to the Company within sixty (60) days of such Qualifying Termination, (i) the Company will continue to pay the monthly rate of your Base Salary as provided above, for the twenty-four (24) month-period commencing on the Qualifying Termination, (ii) a pro-rata portion of your annual bonus for the fiscal year in which your termination occurs in an amount equal to the amount accrued on the Company’s financial statements through the full month prior to the Qualifying Termination, (iii) subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, and your ability to pay premiums with pre-tax dollars), and (C) your continued compliance with the obligations set forth hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve (12) months at the Company’s expense, to be paid in the form of reimbursements to you, provided that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), and (iv) any time-based vesting equity awards then held by you which would have vested within twelve (12) months following the date of the Qualifying Termination but for such Qualifying Termination shall become vested.

For purposes of this Agreement, “Cause” shall mean your (i) conviction, guilty plea, or plea of “no contest” to any felony or other crime involving moral turpitude, (ii) commission of any act involving dishonesty or fraud with respect to the Company, (iii) engaging in any conduct bringing the Company (or its officers or directors) into public disgrace or disrepute, (iv) gross negligence or willful misconduct with respect to the Company, (v) substantial and repeated failure to perform the duties of your position, after being given written notice and reasonable opportunity to cure such deficiency (but only if such deficiency is subject to cure), or (vi) any material breach of this Agreement. For purposes of this Agreement, “Good Reason” shall mean an assignment of duties to you that are materially inconsistent with your title and position, or any other action by the Company that results in a significant diminution in your title, position, authority or responsibilities in effect as of the date hereof; provided that to constitute “Good Reason,” (x) you must inform the Company in writing of the event purporting to trigger Good Reason within thirty (30) days of the initial occurrence of the event, (y) the Company must fail to cure such circumstances within the forty-five (45) day period following receipt of written notice from you and (z) you must resign for Good Reason within the fifteen-day period following the expiration of the Company’s thirty-day cure period. Unless your resignation for Good Reason complies with the foregoing, the grounds to terminate for Good Reason on account of such event shall be irrevocably forfeited by you.

Confidential Information; Intellectual Property: You acknowledge and agree that, as a result of your employment, you will have access to trade secrets and other confidential or proprietary information of the Company and its customers and vendors (“Confidential Information”). Such information includes, but is not limited to: (i) customers and clients and customer or client lists, (ii) accounting and business methods, (iii) services or products and the marketing of such services and products, (iv) fees, costs and pricing structures, (v) designs, (vi) analysis, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) databases, (xi) inventions, devices, new developments, methods and processes, whether patentable or un-patentable and whether or not reduced to practice, (xii) copyrightable works, (xiii) all technology and trade secrets, and (xiv) all similar and related information in whatever form. You agree that you shall not disclose or use at any time, either during your employment with the Company or thereafter, any Confidential Information, except to the extent that such disclosure or use is directly related to the Company’s business, or unless required to by law, or unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of your acts or omissions to act. In addition, you further agree that any invention, design or innovation that you conceive or devise from your use of Company time, equipment, facilities or support services belong exclusively to the Company, and that it may not be used for your personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company.

Corporate Opportunities: Notwithstanding anything contained herein to the contrary, you agree that, as a result of your employment, that you shall have a duty and obligation to bring any “corporate opportunity” to the Company as such duty to bring such opportunity is construed under the laws of the State of New York.

Non-Solicitation; Non-Competition: During your employment and for a period of twelve (12) months (the “No-Raid Period”) following your termination for any reason you will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will you hire any such associate or assist any other person or entity in doing so (each such activity, a “Raiding Activity”). During your employment and for a period of twenty four (24) months following your termination for any reason, you will not, directly or indirectly, work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products, nor will you call on or otherwise attempt (or assist the attempt) to solicit the business of any customer or client of the Company with whom you had direct contact or supervisory authority (each such activity, a “Competitive Activity”) in the 12-month period immediately preceding your separation (the “Non-Competition Period”). You specifically acknowledge the reasonableness of these postemployment restrictions, and along with the Company, authorize any court of competent jurisdiction to reform these restrictions to the minimum extent necessary, in the event such court finds any of these restrictions to be unreasonable.

Nondisparagement: You agree not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of your duties to the Company while you are employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Company Property: Upon your termination of employment for any reason, you will promptly return to the Company all Company-related documents, data and other Company property within your possession or control.

Whistleblower: You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

Trade Secrets: 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Disputes: Except as set forth in this paragraph, any dispute, claim or difference arising out of or in relation to your employment will be settled exclusively by binding arbitration in accordance with the rules of the Federal Mediation and Conciliation Service (“FMCS”). The arbitration will be held in New York, New York unless you and the Company (each a “Party,” and jointly, the “Parties”), mutually agree otherwise. Nothing contained in this “Disputes” Section will be construed to limit or preclude a Party from bringing any action in any court of competent the jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the parties; provided, however, that the arbitrator shall be empowered to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator in the event that the arbitrator determines such Party has acted in bad faith. The arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant. The decision and award of the arbitrator shall be binding on all Parties. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator.

Entire Agreement: This Agreement (including those documents incorporated herein) constitutes your entire agreement with the Company relating to the subject matter hereof.

Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of you and the Company.

Governing Law: All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law in conflict with law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 409A: The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event that any amount due to you under this Agreement or other arrangement with the Company is deemed to be deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the parties agree to make such amendments as are necessary to comply with the requirements of Code Section 409A, so long as such amendments maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if on the date of termination you are deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,”

such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (x) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. To the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

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[signature pages follow]

Sincerely: WIDEOPENWEST, INC.

By:	/s/ Teresa Elder	Dated:	May 19, 2020
Name: Teresa Elder Its: President & CEO

/s/ Shannon Campain		Dated:	May 19, 2020
Shannon Campain